Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
Synalloy Reports Third Quarter 2018 Results:
Sales and Earnings Continue to Exceed Forecasts

Richmond, Virginia, November 6, 2018...Synalloy Corporation (Nasdaq: SYNL), today announced net sales for the third quarter of 2018 of $77.8 million. This represents an increase of $23.2 million or 42% when compared to net sales for the third quarter of 2017. Net sales for the first nine months of 2018 were $208.2 million, an increase of $59.9 million or 40% from the first nine months of 2017.
For the third quarter of 2018, the Company recorded net income of $5.0 million, or $0.56 per share, compared to a net loss of $1.2 million, or $0.14 loss per share for the third quarter of 2017. For the first nine months of 2018, net income was $12.5 million, or $1.42 per share. This compares to net income of $0.3 million, or $0.04 per share for the first nine months of 2017.
The Company also reports its performance utilizing two non-GAAP financial measures: Adjusted Net Income and Adjusted EBITDA. The Company's performance, as calculated under the two measures, is as follows:

•
Adjusted Net Income for the third quarter of 2018 was $5.8 million, or $0.65 of Adjusted Net Income per share (diluted), an increase of $6.9 million from a loss of $1.0 million, or $0.12 loss per share for the third quarter of 2017. For the first nine months of 2018, Adjusted Net Income was $16.3 million, or Adjusted Net Income of $1.84 per share (diluted), compared to $1.4 million, or $0.16 per share for the first nine months of 2017.

•
Adjusted EBITDA increased $9.6 million for the third quarter of 2018 to $10.3 million (13.2% of sales), from $0.7 million (1.3% of sales) for the third quarter of 2017. For the first nine months of 2018, Adjusted EBITDA was $28.2 million (13.6% of sales) compared to $8.6 million (5.8% of sales) for the first nine months of 2017.

The Company's results are periodically impacted by factors that are not included as adjustments to our non-GAAP measures but represent items that help understand differences in period to period results. For the third quarter of 2018, the most significant of those was inventory price change gain which, on a pre-tax basis, totaled $1.6 million, compared to a $2.0 million loss for the third quarter of 2017, representing an improvement of $3.6 million in pre-tax income compared to the prior year.

“The company had another excellent quarter, with results matching or exceeding in several areas the record performance of the prior quarter,” said Craig C. Bram, President and CEO. “Total revenue for the third quarter was a new record and Adjusted EBITDA matched the record posted in the previous quarter. Backlogs in the Metals Segment continued to improve, while new product introductions in the Specialty Chemicals Segment contributed to substantial gains in sales over the same period last year.”

Metals Segment
The Metals Segment's net sales for the third quarter of 2018 totaled $61.0 million, an increase of $18.0 million or 42% from the third quarter of 2017. Net sales for the first nine months of 2018 were $162.9 million, an increase of $51.1 million or 46% from the first nine months of 2017.
Sales of seamless carbon pipe and tube were up 18.2% over last year’s third quarter. Storage tank and vessel sales increased 17.9% over last year’s third quarter. Stainless steel pipe and tube sales were up 31.2% over last year’s third quarter. Galvanized pipe and tube sales from the July 1, 2018 MUSA-Galvanized acquisition (described below) added $6.5 million to Metals Segment net sales for the third quarter of 2018.
The backlog for our subsidiary, Bristol Metals, LLC, as of September 30, 2018 was $37.2 million, while the backlog for our subsidiary, Palmer of Texas Tanks, Inc., totaled $20.1 million, improvements of 55% and 18%, respectively, over levels at the end of the third quarter of 2017.
The Metals Segment's operating income increased $9.2 million to $8.0 million for the third quarter of 2018 compared to an operating loss of $1.3 million for the third quarter of 2017. For the first nine months of 2018, operating income for the Metals Segment increased $20.4 million to $23.1 million compared to operating income of $2.7 million for the same period of 2017.

Current quarter operating results were affected by the following factors:

a)
Nickel prices and resulting surcharges for 304 and 316 alloys ended the third quarter of 2018 lower than the previous quarter, with surcharges for both alloys decreasing by $0.03 per pound; however, average nickel prices for the quarter generated a net favorable operating impact of $1.6 million related to metal pricing;

b)	Year over year improvements in volume, pricing, and product mix combined for a 241% improvement in gross profit margins in the third quarter of 2018 compared to the same quarter in 2017; and

c)
Seamless carbon pipe and tube showed significant improvement with a 18.2% increase in sales driving a 330% improvement in operating income over the prior year, with activity and margins driven by strong end markets and increased project related orders.

Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the third quarter of 2018 were $16.8 million, representing a $5.2 million or 45% increase from the same quarter of 2017. Sales for the first nine months of 2018 were $45.3 million, up $8.8 million or 24% from 2017 results.
Net sales continued to benefit during the third quarter and first nine months of 2018 primarily from the initial ramp up of seven significant customers, a new fire retardant and new asphalt additive customers at our subsidiary, CRI Tolling, LLC, two new oil and gas customers and two new pulp/paper customers at our subsidiary, Manufacturers Chemicals, LLC, and a new product launch from an existing customer at Manufacturers Chemicals, LLC.
Operating income for the Specialty Chemicals Segment for the third quarter of 2018 was $1.4 million, an increase of $0.2 million or 18%. This represents an improvement over the third quarter of 2017 on a dollar basis, but slightly lower profit as a percent of sales, at 8% versus prior year third quarter at 10%. Similar to what we reported last quarter, the primary difference in operating profit performance compared to prior year third quarter is the relative product mix experienced, with material margins experienced in the third quarter of 2018 approximately 245 bps lower than the prior year third quarter, as more production in 2018 represented products with full material cost absorbed, compared to higher percentage of tolled, no material cost products in 2017.

Other Items
Unallocated corporate expenses for the third quarter of 2018 increased $0.3 million or 22% to $1.9 million (2.4% of sales) compared to $1.6 million (2.9% of sales) for the third quarter of 2017. The third quarter increase resulted primarily from higher incentive bonus accruals ($0.2 million). Unallocated corporate expenses for the first nine months of 2018 increased $0.9 million, or 19%, to $5.6 million (three percent of sales) compared to $4.7 million for the first nine months of 2017. The year-over-year increase resulted primarily from higher incentive bonus accruals ($1.5 million), offset by lower bad-debt expense ($0.2 million).
Acquisition costs were $0.4 million for the third quarter of 2018 ($0.2 million recorded in Metals Segment Cost of Sales and $0.2 million in unallocated SG&A), and $1.1 million for the first nine months of 2018 ($0.3 million recorded in Metals Segment Cost of Sales and $0.9 million in unallocated SG&A) resulting from costs associated with the 2018 MUSA-Galvanized acquisition (described below). This compares to $0.2 million (mainly in Metals Segment Cost of Sales) during the third quarter of 2017 and $1.2 million during the first nine months of 2017 ($0.8 million in unallocated SG&A and $0.4 million in Metals Segment Cost of Sales), related to the 2017 MGUSA-stainless acquisition (described below).
Interest expense was $0.6 million and $0.3 million for the third quarters of 2018 and 2017, respectively, and $1.3 million and $0.7 million for the first nine months of 2018 and 2017, respectively. The increase was primarily related to higher average debt outstanding in the third quarter and first nine months of 2018 as additional borrowings were required to support working capital requirements associated with increased business activity.
During the third quarter of 2018, the Company recorded a loss on the investments in equity securities of $0.5 million.
During the third quarter of 2018, the Company decreased the earn-out liabilities resulting from Bristol Metals, LLC's 2017 acquisition of the stainless steel pipe and tube assets and operations of Marcegaglia USA, Inc. ("MUSA-Stainless") and Bristol Metals, LLC's 2018 acquisition of the galvanized pipe and tube assets and operations of Marcegaglia USA, Inc. ("MUSA-Galvanized") acquisitions by $0.3 million. The net change represents a decline in the fair value of the liabilities due to forecast changes in pricing and/or volume of small diameter stainless-steel pipe and tube (outside diameter of ten inches or less) and galvanized pipe and tube for the remainder of the measurement periods, which end in February, 2021 (stainless products) and June, 2022 (galvanized products).

The effective tax rate was 22% for the three-month and nine-month periods ended September 30, 2018, respectively. The Company’s effective tax rate is materially equivalent compared to the U.S. statutory rate of 21%. The effective tax rate was 30% and 28% for the three-month and nine-month periods ended September 30, 2017. The 2017 effective tax rate was lower than the statutory rate of 34% primarily due to state tax expense and other permanent differences, mainly the manufacturer's exemption.
The Company's cash balance increased $1.86 million as of September 30, 2018 compared to $15,000 at December 31, 2017. Fluctuations during the period were comprised of the following:

a)
Net inventories increased $43.9 million at September 30, 2018 as compared to December 31, 2017. The increase, primarily related to the Metals Segment, included higher levels of pounds due to business activity (40% of the total or $17.4 million), the inventories related to the completed MUSA-Galvanized acquisition on July 1, 2018 ($4.3 million), stainless steel surcharges ($5.6 million), higher special alloy content due to strong backlog ($4.1 million), seasonal replenishment of seamless carbon steel pipe and tube inventory ($8.4 million) and generally higher replacement costs during the first nine months of 2018. Inventory turns decreased from 2.51 turns at December 31, 2017, calculated on a three-month average basis, to 2.43 turns at September 30, 2018;

b)
Accounts payable increased $22.4 million as of September 30, 2018 as compared to December 31, 2017. The majority of the increase is related to increased levels of purchasing activity across all sectors of the business, including late third quarter receipts of inventory that were still unpaid on normal terms at the end of the quarter. Accounts payable days outstanding were approximately 67 days at September 30, 2018 compared to 60 days at December 31, 2017;

c)
Net accounts receivable increased $20.9 million at September 30, 2018 as compared to December 31, 2017, which primarily resulted from a 49% increase in sales for the last two months of the third quarter 2018 compared to the last two months of the fourth quarter of 2017. Days sales outstanding, calculated using a three-month average basis, increased from 51 days outstanding at the end of December 2017 to 53 days at the end of the third quarter 2018;

d)	On July 1, 2018, the Company paid $10.4 million to complete the MUSA-Galvanized acquisition;

e)	The Company purchased $5.0 million in equity securities during the nine-month period ended September 30, 2018;

f)	Capital expenditures for the first nine months of 2018 were $4.5 million;

g)	The Company paid out $1.8 million during the first nine months of 2018 related to the earn-out liability from the 2017 MUSA-Stainless acquisition; and

h)
The Company issued and sold 44,378 treasury shares at a net price of $22.60 per share during the first nine months of 2018 in connection with the at-the-market program, raising total net proceeds of $1.0 million.

The Company drew down $36.9 million against its line of credit during the first nine months of 2018 and had $62.8 million of borrowings outstanding as of September 30, 2018. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. As of September 30, 2018, the Company had $16.7 million of remaining available capacity under its Line. The Company was in compliance with all covenants as of September 30, 2018.
Outlook
We remain on course to generate annual sales of $285.0 million and Adjusted EBITDA of $37.0 million for 2018. Our M&A pipeline has some attractive opportunities, which we expect to share more details on as we approach year-end. Our end markets remain strong and are poised for continued growth in 2019. The potential for growth in both the galvanized and ornamental tubing markets is promising, and we look for more project-related spending in the downstream energy markets for our stainless steel product line. New product activity in the Specialty Chemical Segment has been very steady. Recently, we signed a three-year agreement with a long-time customer to increase production of a current product from 500,000 pounds annually to 5.0 million pounds annually. The customer will be paying for the production cap-ex over the term of the agreement and we expect to be at full production by the end of next year’s second quarter.
Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, galvanized pipe and tubing, fiberglass and steel storage tanks, specialty chemicals, and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.

Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, realized gains on investments, casualty insurance gain and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, realized gains on investments, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS
Condensed Consolidated Results of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2018	2017	2018	2017

Net sales
Metals Segment	$61,024,000	$43,023,000	$162,891,000	$111,821,000
Specialty Chemicals Segment	16,769,000	11,573,000	45,276,000	36,489,000
	$77,793,000	$54,596,000	$208,167,000	$148,310,000
Operating income (loss)
Metals Segment	$7,984,000	$(1,264,000)	$23,091,000	$2,660,000
Specialty Chemicals Segment	1,355,000	1,151,000	3,325,000	3,796,000

Unallocated expense (income)
Corporate	1,895,000	1,555,000	5,617,000	4,713,000
Acquisition costs	181,000	37,000	871,000	782,000
Earn-out adjustments	(269,000)	63,000	2,193,000	145,000
Operating income	7,532,000	(1,768,000)	17,735,000	816,000
Interest expense	586,000	279,000	1,304,000	715,000
Change in fair value of interest rate swap	(7,000)	(8,000)	(100,000)	(33,000)
Other expense (income)	493,000	(316,000)	523,000	(316,000)

Net income (loss) before income taxes	6,461,000	(1,723,000)	16,009,000	450,000
Provision (benefit) for income taxes	1,425,000	(516,000)	3,461,000	125,000

Net income	$5,036,000	$(1,207,000)	$12,548,000	$325,000

Net income per common share
Basic	$0.57	$(0.14)	$1.43	$0.04
Diluted	$0.56	$(0.14)	$1.42	$0.04

Average shares outstanding
Basic	8,829,000	8,717,000	8,784,000	8,697,000
Diluted	8,934,000	8,717,000	8,858,000	8,714,000

Other data:
Adjusted EBITDA (1)	$10,282,000	$700,000	$28,233,000	$8,559,000

(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material). For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income to Adjusted EBITDA
	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017
Consolidated
Net income (loss)	$5,036,000	$(1,207,000)	$12,548,000	$325,000
Adjustments:
Interest expense	586,000	279,000	1,304,000	715,000
Change in fair value of interest rate swap	(7,000)	(8,000)	(100,000)	(33,000)
Income taxes	1,425,000	(516,000)	3,461,000	125,000
Depreciation	1,710,000	1,371,000	4,584,000	3,916,000
Amortization	616,000	616,000	1,763,000	1,827,000
EBITDA	9,366,000	535,000	23,560,000	6,875,000
Acquisition costs	396,000	186,000	1,131,000	1,188,000
Shelf registration costs	54,000	—	54,000	—
Earn-out adjustments	(269,000)	63,000	2,193,000	145,000
Loss on equity securities	494,000	—	523,000	—
Realized gain on investment	—	(310,000)	—	(310,000)
Stock option / grant costs	206,000	156,000	622,000	486,000
Straight line lease cost - sale-leaseback	92,000	102,000	276,000	305,000
Amortized gain on sale of assets - sale-leaseback	(84,000)	(84,000)	(251,000)	(251,000)
Retention expense	29,000	52,000	126,000	121,000
Adjusted EBITDA	$10,282,000	$700,000	$28,233,000	$8,559,000
% sales	13.2%	1.3%	13.6%	5.8%

Other favorable (unfavorable) impacts to income (2):
Inventory price change gain (loss)	$1,607,000	$(1,978,000)	$5,133,000	$(1,259,000)
Inventory cost adjustments	(15,000)	(229,000)	171,000	(58,000)
Aged inventory adjustment	58,000	12,000	22,000	(49,000)
Manufacturing variances	585,000	(667,000)	984,000	(1,229,000)
Total other favorable (unfavorable) impacts	$2,235,000	$(2,862,000)	$6,310,000	$(2,595,000)

Metals Segment
Operating income (loss)	$7,984,000	$(1,264,000)	$23,091,000	$2,660,000
Adjustments:
Depreciation expense	1,321,000	1,013,000	3,403,000	2,846,000
Amortization expense	616,000	610,000	1,758,000	1,810,000
EBITDA	9,921,000	359,000	28,252,000	7,316,000
Acquisition costs	216,000	149,000	260,000	406,000
Stock option / grant costs	52,000	41,000	152,000	126,000
Amortized gain on sale of assets - sale-leaseback	(60,000)	(60,000)	(180,000)	(180,000)
Retention expense	29,000	52,000	126,000	121,000
Metals Segment Adjusted EBITDA	$10,157,000	$541,000	$28,610,000	$7,789,000
% segment sales	16.6%	1.3%	17.6%	7.0%

Other favorable (unfavorable) impacts to income (2):
Inventory price change gain (loss)	$1,607,000	$(2,049,000)	$5,133,000	$(1,330,000)
Inventory cost adjustments	4,000	(236,000)	184,000	(56,000)
Aged inventory adjustment	(6,000)	14,000	(41,000)	(86,000)
Manufacturing variances	616,000	(755,000)	1,210,000	(1,470,000)
Total other favorable (unfavorable) impacts	$2,221,000	$(3,026,000)	$6,486,000	$(2,942,000)

Specialty Chemicals Segment
Operating income	$1,355,000	$1,151,000	$3,325,000	$3,796,000
Adjustments:
Depreciation expense	352,000	322,000	1,069,000	952,000
Amortization expense	—	6,000	6,000	17,000
EBITDA	1,707,000	1,479,000	4,400,000	4,765,000
Stock option / grant costs	26,000	21,000	77,000	66,000
Amortized gain on sale of assets - sale-leaseback	(24,000)	(24,000)	(71,000)	(71,000)
Specialty Chemicals Segment Adjusted EBITDA	$1,710,000	$1,476,000	$4,405,000	$4,760,000
% segment sales	10.2%	12.8%	9.7%	13.0%

Other favorable (unfavorable) impacts to income (2):
Inventory price change loss	$—	$71,000	$—	$—
Inventory cost adjustments	$(18,932)	$7,000	(13,000)	(2,000)
Aged inventory adjustment	64,000	(2,000)	63,000	37,000
Manufacturing variances	(31,000)	88,000	(227,000)	241,000
Total other favorable (unfavorable) impacts	$14,000	$164,000	$(177,000)	$276,000

(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Reconciliation of Net Income and Earnings Per Share to
Adjusted Net Income and Adjusted Net Income per Share

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017

Income (loss) before taxes	$6,461,000	$(1,723,000)	$16,009,000	$450,000

Adjustments:
Acquisition costs	396,000	186,000	1,131,000	1,188,000
Shelf registration costs	54,000	—	54,000	—
Earn-out adjustments	(269,000)	63,000	2,193,000	145,000
Loss on investment	494,000	—	523,000	—
Stock option / grant costs	206,000	156,000	622,000	486,000
Straight line lease cost - sale-leaseback	92,000	102,000	276,000	305,000
Realized gain on investment	—	(310,000)	—	(310,000)
Amortized gain on sale of assets - sale-leaseback	(84,000)	(84,000)	(251,000)	(251,000)
Retention expense	29,000	52,000	126,000	121,000

Adjusted income (loss) before income taxes	7,378,000	(1,558,000)	20,682,000	2,134,000
Provision (benefit) for income taxes	1,549,000	(530,000)	4,343,000	726,000

Adjusted net income	$5,829,000	$(1,028,000)	$16,339,000	$1,408,000

Average shares outstanding, as reported
Basic	8,829,000	8,717,000	8,784,000	8,697,000
Diluted	8,934,000	8,717,000	8,858,000	8,714,000

Adjusted net income per common share
Basic	$0.66	$(0.12)	$1.86	$0.16
Diluted	$0.65	$(0.12)	$1.84	$0.16

Other favorable (unfavorable) impacts to income (2):
Inventory price change gain (loss)	$1,607,000	$(1,978,000)	$5,133,000	$(1,259,000)
Inventory cost adjustment	(15,000)	(229,000)	171,000	(58,000)
Aged inventory adjustment	58,000	12,000	22,000	(49,000)
Manufacturing variance	585,000	(667,000)	984,000	(1,229,000)

Total other favorable (unfavorable) impacts	$2,235,000	$(2,862,000)	$6,310,000	$(2,595,000)
Other impacts, net of tax	$1,766,000	$(1,889,000)	$4,165,000	$(1,713,000)

(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Condensed Consolidated Balance Sheets
(unaudited)	Sep 30, 2018	Dec 31, 2017

Assets
Cash	$1,872,000	$15,000
Accounts receivable, net	49,555,000	28,704,000
Inventories, net	116,030,000	72,125,000
Other current assets	12,693,000	6,802,000
Total current assets	180,150,000	107,646,000

Property, plant and equipment, net	39,880,000	35,080,000
Goodwill	9,549,000	6,004,000
Intangible assets, net	10,547,000	10,881,000
Other assets	237,000	263,000

Total assets	$240,363,000	$159,874,000

Liabilities and Shareholders' Equity
Accounts payable	$46,696,000	$24,257,000
Accrued expenses and other current liabilities	15,184,000	8,993,000
Total current liabilities	61,880,000	33,250,000

Long-term debt	62,782,000	25,914,000
Long-term portion of earn-out liability	5,679,000	3,170,000
Long-term portion of deferred sale-leaseback gain	5,683,000	5,933,000
Other long-term liabilities	1,225,000	1,271,000
Deferred income taxes	1,350,000	636,000
Shareholders' equity	101,764,000	89,700,000

Total liabilities and shareholders' equity	$240,363,000	$159,874,000

Note: The condensed consolidated balance sheet at December 31, 2017 has been derived from the audited consolidated financial statements at that date.

Reconciliation of Forecasted 2018 Net Income to Forecasted 2018 Adjusted EBITDA

(unaudited)	2018 Forecast
Consolidated
Net income	$16,695,000
Adjustments:
Interest expense	1,885,000
Income taxes	4,619,000
Depreciation	6,315,000
Amortization	2,352,000
EBITDA	31,866,000
Earn-out adjustments	2,258,000
Acquisition costs	1,231,000
Stock option / grant costs	819,000
Shelf registration costs	54,000
Loss on investments	523,000
Straight line lease cost - sale-leaseback	359,000
Sale-leaseback gain	(334,000)
Retention expense	152,000
Adjusted EBITDA	$36,928,000